EXHIBIT 12.1


                 Ratio of Earnings to Fixed Charges Calculation
                         (Dollar Amounts in Thousands)
                                  (Unaudited)

                                                                                      Fiscal Year(a)
                                                           ----------------------------------------------------------------------
                                                             2000            1999           1998          1997            1996
                                                           --------        --------       --------       -------         --------
Earnings to fixed charges:
     Earnings:
          Pre-tax income from continuing operations          23,738          14,699         11,369        13,899            5,036
          Add fixed charges                                  28,316          27,788         28,538        21,085           20,042
                                                           --------        --------       --------       -------         --------
     Earnings                                                52,054          42,487         39,907        34,984           25,078
                                                           --------        --------       --------       -------         --------
     Fixed charges:

          Net interest expense per financial statement       17,035          17,461         19,285        12,442           11,482
          Add:
             Interest income                                    736             606              -             -                -
             Rents(1/3)                                      10,545           9,721           9,253        8,643            8,560
                                                           --------        --------        --------      -------          -------
     Fixed charges                                           28,316          27,788          28,538       21,085           20,042
                                                           --------        --------        --------      -------          -------
Ratio of earnings to fixed charges                              1.8             1.5             1.4          1.7              1.3



(a) The Company's fiscal year is a 52 or 53 week year ending on the Sunday closest to the calendar year end. Fiscal years 1996, 1997, 1999 and 2000 consist of 53 weeks and fiscal year 1998 consists of 53 weeks.